EXHIBIT 11

                     MICRO WAREHOUSE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except per share data)
                                   (unaudited)

                                              Three Months Ended    Six Months Ended
                                              June 30,    June 30,  June 30,  June 30,
                                                1998       1997      1998      1997
                                              --------    -------   -------   -------
Net income                                    $ (5,040)   $ 7,821   $ 4,722   $15,632
                                              ========    =======   =======   =======

Shares
Weighted average common shares outstanding      34,633     34,432    34,617    34,378
Common equivalent shares                            --        300       179       185
                                              --------    -------   -------   -------

Weighted average common shares and common
    equivalent shares outstanding - Diluted     34,633     34,732    34,796    34,563
                                              ========    =======   =======   =======

Net income per share - Diluted                $  (0.15)   $  0.23   $  0.14   $  0.45
                                              ========    =======   =======   =======


                                       16